CONSOL Coal Resources LP Announces Results for the Fourth Quarter and Full-Year 2018

CANONSBURG, PA - February 7, 2019 - Today CONSOL Coal Resources LP (NYSE: CCR) reported financial and operating results for the quarter and year ended December 31, 2018.

Fourth Quarter 2018 Results

Highlights of the CCR fourth quarter 2018 results include:

•	Cash distribution of $0.5125 per limited partner unit;

•	Net income of $16.6 million;

•	Adjusted EBITDA[1] of $29.4 million;

•	Distribution coverage ratio[1] of 1.3x;

•	Net leverage ratio[1] improves to 1.4x compared to 2.0x on December 31, 2017;

•	CONSOL Energy Inc. purchased $1.9 million of LP common units on the open market;

•	Annual production and sales volume records at the Pennsylvania Mining Complex (PAMC).

Management Comments

"I am extremely proud to announce our 2018 fourth quarter results, as it was another strong quarter to cap-off a year of many achievements,” said Jimmy Brock, Chief Executive Officer of CONSOL Coal Resources GP LLC (the "general partner"). “The quarter marked a milestone for CCR, as we completed our first calendar year under our new coal-focused parent. In 2018, we produced and sold more coal than in any other year throughout the PAMC’s 35-year history. I am also pleased to announce that we have made significant improvement during 2018 on the safety front as well. Our total recordable incident rate for full year 2018 has improved by 13.5% and our total number of exceptions improved by 12.1% compared to the same period last year. We continue to remain laser-focused on having zero life-altering injuries."

"Over the past year, we generated a strong distribution coverage of 1.3x and reduced leverage on our balance sheet by 0.6x to 1.4x. While investors across the MLP space are questioning the sustainability of distributions due to levered balance sheets of various publicly-traded partnerships, we believe that CCR is well-positioned given its strong coverage ratio and balance sheet. Looking forward to 2019, we expect to continue running our mines at or around record-levels, maintaining sufficient distribution coverage, and opportunistically considering growth and efficiency improvement opportunities.”

Sales and Marketing

Our Sales and Marketing team sold 1.7 million tons of coal during the fourth quarter of 2018 at an average revenue per ton of $49.81, compared to 1.6 million tons at an average revenue per ton of $46.36 in the year-ago period. This brings our full-year (FY) 2018 sales to 6.9 million tons, which is at the high-end of our guidance range. It also represents a record sales volume year for CCR and its third consecutive year of sales volume growth. This growth was achieved due to improved demand for our products, as well as our ability to ramp up production and capture that demand improvement. The average revenue per ton for the fourth quarter benefited from stronger pricing on our export sales and domestic netback contracts compared to the year-ago period.

During the quarter, our domestic customers demonstrated a strong demand for coal, driven by higher natural gas prices and depleted coal inventories following stronger than forecasted burn throughout the year. According to the U.S. Energy Information Administration (EIA), total coal inventories at domestic power plants stood at approximately 104 million tons at the end of November 2018, down by approximately 27% from the same period a year ago, and the lowest end-of-November total inventory tonnage level since 1997. Furthermore, we believe that inventories at several of our key customers' Northern Appalachian rail-served power plants are below normal, and absent any meaningful weather-related demand decline, we expect to ship all we can produce during 2019 as our customers will continue to seek additional coal to replenish their depleted stockpiles. Taking advantage of this sustained demand, we have contracted greater than 95% in 2019, 53% in 2020 and 28% in 2021, assuming a base annual production rate of 6.75 million tons. This contracted position includes a mix of sales to our top domestic customers and to the thermal and metallurgical export markets, maintaining our diversified market exposure. With our solid 2019 contracted position, our primary focus is now on maximizing margins for any remaining 2019 sales and continuing to build on our contract portfolio.

Internationally, coal price volatility increased significantly during the quarter with API 2 prompt-month prices fluctuating between $86 per ton and $102 per ton. Overall, API 2 prompt-month prices declined by approximately 13% during the fourth quarter of 2018, driven by rising global trade tensions and a general decline in energy-related commodities. However, we have not seen and do not expect to see any slowdown in near-term export demand for our product. Furthermore, we are currently shipping our coal under a previously disclosed priced contract which insulates us from the ongoing volatility in export pricing as well. There continues to be a significant arbitrage opportunity between coal, natural gas, and oil prices on a delivered mmBtu basis in many key global markets. We believe that with limited coal supply growth throughout the world, we will continue to have an increasing role in the coal export markets.

Operations Summary

CCR achieved record production of 6.9 million tons in 2018, eclipsing the previous record of 6.5 million tons set in 2017 and marking the third consecutive year of production growth. During 2018, the PAMC ran at approximately 97% capacity utilization, highlighting the desirability of our product. Additionally, our Bailey and Harvey mines each set individual production records during the year. Bailey’s 3.2 million tons surpasses its previous record set in 2014, while Harvey’s 1.2 million tons exceeds its previous record set in 2017. PAMC production for the full year benefited from strong demand for our products in the domestic and export markets, improving productivity, initial benefits from automation projects, and improving geological conditions at the Enlow Fork mine.

CCR shipped 1.7 million tons of coal during the fourth quarter of 2018, compared to 1.6 million tons in the year-ago quarter. The improvement in coal sales volume was driven by strong production and continued robust demand from our customers. Total coal revenue increased by $14.9 million to $86.9 million, primarily driven by a $3.45 higher average revenue per ton sold. Our average revenue per ton increased to $49.81 from $46.36 in the year-ago quarter, due to stronger pricing on our export sales and domestic netback contracts.

Our total costs during the fourth quarter were $72.7 million compared to $67.5 million in the year-ago period. Average cash cost of coal sold per ton1 for the fourth quarter was $30.54 compared to $27.30 in the year-ago quarter. The increase was due to reduced subsidence expense and lower mine maintenance spending in the prior period. For FY 2018, our total costs were $290.6 million compared to $282.3 million in the prior year. 2018 average cash cost of coal sold per ton was $29.29 compared to $29.02 for FY 2017, an increase of less than 1%. Average cash margin per ton sold1 for the fourth quarter of 2018 expanded by $0.21, to $19.27 per ton compared to the year-ago period, driven by higher average revenue per ton, offset by higher average cash cost of coal sold per ton.

		Three Months Ended
		December 31, 2018	December 31, 2017
Coal Production	million tons	1.7	1.6
Coal Sales	million tons	1.7	1.6
Average Revenue Per Ton	per ton	$49.81	$46.36
Average Cash Cost of Coal Sold[1]	per ton	$30.54	$27.30
Average Cash Margin Per Ton Sold[1]	per ton	$19.27	$19.06

Quarterly Distribution

During the fourth quarter of 2018, CCR generated net cash provided by operating activities of $30.2 million and distributable cash flow1 of $18.5 million, yielding a distribution coverage ratio of 1.3x1. Based on our strong distribution coverage ratio during the quarter, revenue visibility in 2019, and current outlook for the coal markets, the board of directors of the general partner has elected to pay a cash distribution of $0.5125 per unit to all limited partner unitholders and the holder of the general partner interest. As previously announced on January 25, 2019, the distribution to all unitholders of the Partnership will be made on February 15, 2019, to such holders of record at the close of business on February 7, 2019.

2019 Guidance and Outlook

Based on our current contracted position, estimated prices and production plans, we are providing the following financial and operating performance guidance for 2019.

•	Coal sales volumes - 6.70-6.95 million tons

•	Coal average revenue per ton - $47.70-$49.70

•	Cash cost of coal sold per ton[2] - $30.40-$31.40

•	Adjusted EBITDA[2] - $92-$115 million

•	Capital expenditures - $34-$38 million

Fourth Quarter Earnings Conference Call

A conference call and webcast, during which management will discuss the fourth quarter of 2018 financial and operational results, is scheduled for February 7, 2019 at 11:00 AM Eastern Time. Prepared remarks by members of management will be followed by a question and answer session. Interested parties may listen via webcast on the Events page of our website, www.ccrlp.com. An archive of the webcast will be available for 30 days after the event.

Participant dial in (toll free)             1-877-870-4263
Participant international dial in        1-412-317-0790

Availability of Additional Information

Please refer to our website www.ccrlp.com for additional information regarding this company. Prior to the earnings conference call, we will make available additional information in a presentation slide deck to provide investors with further insights into our financial and operating performance. This material can be accessed through the "Events and Presentations" page of our website, www.ccrlp.com. In addition, we may provide other information about the company from time to time on our website.

We will also file our Form 10-K with the Securities and Exchange Commission (SEC), reporting our results for the fiscal year ended December 31, 2018. Investors seeking our detailed financial statements can refer to the Form 10-K once it has been filed with the SEC.

Footnotes:

1 "adjusted EBITDA", "distribution coverage ratio", "distributable cash flow", "cost of coal sold", "average cash cost of coal sold per ton", "average cash margin per ton sold" and "net leverage ratio" are non-GAAP financial measures, which are reconciled to the most directly comparable GAAP financial measures under the caption "Reconciliation of Non-GAAP Financial Measures".
2 CCR is unable to provide a reconciliation of adjusted EBITDA guidance to net income or cash cost of coal sold per ton guidance to total costs, the most comparable financial measures calculated in accordance with GAAP, due to the unknown effect, timing and potential significance of certain income statement items.

About CONSOL Coal Resources LP

CONSOL Coal Resources (NYSE:CCR) is a master limited partnership formed in 2015 to manage and further develop all of CONSOL Energy, Inc.’s (NYSE:CEIX) active coal operations in Pennsylvania. CCR’s assets include a 25% undivided interest in, and operational control over, the Pennsylvania mining complex, which consists of three underground mines - Bailey, Enlow Fork and Harvey - and related infrastructure. For its ownership interest, CCR has an effective annual production capacity of 7.1 million tons of high Btu North Appalachian thermal coal. More information is available on our website www.ccrlp.com.

Contacts:

Investor:
Mitesh Thakkar, (724) 416-8335
miteshthakkar@consolenergy.com

Media:
Zach Smith, (724) 416-8291
zacherysmith@consolenergy.com

Reconciliation of Non-GAAP Financial Measures

We evaluate our cost of coal sold and cash cost of coal sold on a cost per ton basis.  Our cost of coal sold per ton represents our costs of coal sold divided by the tons of coal we sell. We define cost of coal sold as operating and other production costs related to produced tons sold, along with changes in coal inventory, both in volumes and carrying values. The cost of coal sold per ton includes items such as direct operating costs, royalty and production taxes, direct administration costs, and depreciation, depletion and amortization costs on production assets.  Our costs exclude any indirect costs such as selling, general and administrative costs, freight expenses, interest expenses, depreciation, depletion and amortization costs on non-production assets, and other costs not directly attributable to the production of coal.  The GAAP measure most directly comparable to cost of coal sold is total costs. The cash cost of coal sold includes cost of coal sold less depreciation, depletion and amortization cost on production assets. The GAAP measure most directly comparable to cash cost of coal sold is total costs.

We define average cash margin per ton as average coal revenue per ton, net of average cash cost of coal sold per ton. The GAAP measure most directly comparable to average cash margin per ton is total coal revenue.

We define adjusted EBITDA as (i) net income (loss) before net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as long-term incentive awards including phantom units under the CONSOL Coal Resources LP 2015 Long-Term Incentive Plan ("unit-based compensation").  The GAAP measure most directly comparable to adjusted EBITDA is net income (loss).

We define distributable cash flow as (i) net income (loss) before net interest expense and depreciation, depletion and amortization, as adjusted for (ii) certain non-cash items, such as unit-based compensation, less net cash interest paid and estimated maintenance capital expenditures, which is defined as those forecasted average capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  These estimated capital expenditures do not reflect the actual cash capital expenditures incurred in the period presented.  Distributable cash flow will not reflect changes in working capital balances. The GAAP measures most directly comparable to distributable cash flow are net income (loss) and net cash provided by operating activities. We define distribution coverage ratio as a ratio of the distributable cash flow to the distributions, which is the $0.5125 per quarter distribution for all limited partner units, including common and subordinated units, issued for the periods presented.

We define net leverage ratio as the ratio of net debt to the last twelve months' (LTM) earnings before interest expense and depreciation, depletion and amortization, adjusted for certain non-cash items, such as long-term incentive awards, amortization of debt issuance costs and capitalized interest.

The following table presents a reconciliation of cost of coal sold and cash cost of coal sold to total costs, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Total Costs	$72,715	$67,458	$290,609	$282,320
Freight Expense	(1,449)	(5,461)	(10,893)	(18,423)
Selling, General and Administrative Expenses	(3,671)	(4,479)	(13,931)	(15,697)
Loss on Extinguishment of Debt	—	(2,468)	—	(2,468)
Interest Expense, Net	(1,372)	(2,052)	(6,667)	(9,309)
Other Costs (Non-Production)	(1,724)	(322)	(11,534)	(5,714)
Depreciation, Depletion and Amortization (Non-Production)	(541)	(543)	(2,166)	(2,187)
Cost of Coal Sold	$63,958	$52,133	$245,418	$228,522
Depreciation, Depletion and Amortization (Production)	(10,432)	(9,744)	(42,576)	(39,250)
Cash Cost of Coal Sold	$53,526	$42,389	$202,842	$189,272

The following table presents a reconciliation of average cash margin per ton to total coal revenue, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated (in thousands, except per ton information).

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017
Total Coal Revenue	$86,947	$72,063	$341,073	$296,913
Operating and Other Costs	55,250	42,711	214,376	194,986
Less: Other Costs (Non-Production)	(1,724)	(322)	(11,534)	(5,714)
Cash Cost of Coal Sold	53,526	42,389	202,842	189,272
Add: Depreciation, Depletion and Amortization	10,973	10,287	44,742	41,437
Less: Depreciation, Depletion and Amortization (Non-Production)	(541)	(543)	(2,166)	(2,187)
Cost of Coal Sold	$63,958	$52,133	$245,418	$228,522
Total Tons Sold	1,746	1,555	6,920	6,523
Average Revenue per Ton Sold	$49.81	$46.36	$49.28	$45.52
Average Cash Cost per Ton Sold	30.54	27.30	29.29	29.02
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.10	6.24	6.17	6.01
Average Cost per Ton Sold	36.64	33.54	35.46	35.03
Average Margin per Ton Sold	13.17	12.82	13.82	10.49
Add: Depreciation, Depletion and Amortization Costs per Ton Sold	6.10	6.24	6.17	6.01
Average Cash Margin per Ton Sold	$19.27	$19.06	$19.99	$16.50

The following table presents a reconciliation of adjusted EBITDA to net income, the most directly comparable GAAP financial measure, on a historical basis for each of the periods indicated.  The table also presents a reconciliation of distributable cash flow to net income and operating cash flows, the most directly comparable GAAP financial measures, on a historical basis for each of the periods indicated (in thousands).

	Three Months Ended December 31, 2018	Three Months Ended December 31, 2017
Net Income	$16,588	$11,310
Plus:
Interest Expense, Net	1,372	2,052
Loss on Extinguishment of Debt	—	2,468
Depreciation, Depletion and Amortization	10,973	10,287
Unit-Based Compensation	472	2,082
Adjusted EBITDA	$29,405	$28,199
Less:
Cash Interest	1,952	1,562
Estimated Maintenance Capital Expenditures	8,980	8,906
Distributable Cash Flow	$18,473	$17,731

Net Cash Provided by Operating Activities	$30,245	$11,859
Plus:
Interest Expense	1,372	2,052
Other, Including Working Capital	(2,212)	14,288
Adjusted EBITDA	$29,405	$28,199
Less:
Cash Interest	1,952	1,562
Estimated Maintenance Capital Expenditures	8,980	8,906
Distributable Cash Flow	$18,473	$17,731
Distributions	$14,348	$14,298
Distribution Coverage	1.3	1.2

The following table presents a reconciliation of net leverage ratio to net income (in thousands, except per ton information).

Twelve Months Ended
December 31, 2018
Net Income	$66,566
Plus:
Interest Expense, Net	6,667
Depreciation, Depletion and Amortization	44,742
Unit-Based Compensation	1,842
Cash Payments for Legacy Employee Liabilities, Net of Non-Cash Expense	1,519
Other Adjustments to Net Income	1,508
EBITDA per Affiliated Company Credit Agreement	$122,844

Borrowings Under Affiliated Company Credit Agreement	$163,000
Capitalized Leases	8,570
Total Debt	171,570
Less:
Cash on Hand	1,003
Net Debt Per Affiliated Company Credit Agreement	$170,567

Net Leverage Ratio (Net Debt/EBITDA)	1.4

Cautionary Statements

We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words “believe,” “continue,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will,” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: changes in coal prices or the costs of mining or transporting coal; uncertainty in estimating economically recoverable coal reserves and replacement of reserves; our ability to develop our existing coal reserves, acquire additional reserves and successfully execute our mining plans; changes in general economic conditions, both domestically and globally; competitive conditions within the coal industry; changes in the consumption patterns of coal-fired power plants and steelmakers and other factors affecting the demand for coal by coal-fired power plants and steelmakers; the availability and price of coal to the consumer compared to the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; our ability to successfully implement our business plan; the price and availability of debt and equity financing; operating hazards and other risks incidental to coal mining; major equipment failures and difficulties in obtaining equipment, parts and raw materials; availability, reliability and costs of transporting coal; adverse or abnormal geologic conditions, which may be unforeseen; natural disasters, weather-related delays, casualty losses and other matters beyond our control; operating in a single geographic area; interest rates and interest rate hedging transactions; our reliance on a few major customers; labor availability, relations and other workforce factors; defaults by our sponsor under our operating agreement, employee services agreement and Affiliated Company Credit Agreement; restrictions in our Affiliated Company Credit Agreement that may adversely affect our business; changes in our tax status; delays in the receipt of, failure to receive or revocation of necessary governmental permits; defects in title or loss of any leasehold interests with respect to our properties; the effect of existing and future laws and government regulations, including the enforcement and interpretation of environmental laws thereof; the effect of new or expanded greenhouse gas regulations; the effects of litigation; adverse effect of cybersecurity threats; failure to achieve and maintain effective internal controls over financial reporting; recent action and the possibility of future action on trade by U.S. and foreign governments; conflicts of interest that may cause our general partner or our sponsor to favor their own interest to our detriment; the requirement that we distribute all of our available cash; and other factors discussed in our Annual Report Form 10-K under “Risk Factors,” as updated by any subsequent Forms 10-Q, which are on file at the Securities and Exchange Commission.